GUARANTEE
For value received, the undersigned, as Guarantor (which term includes any successor Person under the Indenture hereinafter referred to), has agreed, as primary obligor and not merely as surety, to fully and unconditionally meet the payment and performance of the obligations of the Company (as defined below) under the Securities (as defined below) and the Indenture, dated as of August 6, 2010 (as amended, modified or supplemented from time to time, including as supplemented by the First Supplemental Indenture, dated as of September 17, 2012, “Indenture”), between Infinity Property and Casualty Corporation (“Company”), and U.S. Bank National Association, as trustee (“Trustee”). The Company has issued to date 5.000% Senior Notes due 2022 (“Securities”) under the Indenture and may from time to time issue additional debt securities. The validity and enforceability of this Guarantee (“Guarantee”) shall not be affected by the fact that it is not affixed to any particular Security. Capitalized terms used but not defined herein have the meanings given to them in the Indenture. The obligations of the Guarantor to the Holders of Securities and to the Trustee pursuant to the Securities and the Indenture are expressly set forth below:

1.	Guarantees.

(a)
With respect to the Securities to which these provisions are expressly made applicable, the Guarantor unconditionally and irrevocably guarantees to each Holder and to the Trustee and its successors and assigns (i)(a) the full and punctual payment of principal and interest on the Securities of such Holder when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company to the Holders and the Trustee under the Indenture and the Securities and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Securities, and (ii) in the case of any extension of time of payment or renewal of any Securities or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal (all of the foregoing in this Section 1(a) being hereinafter collectively called “Guarantees”).

(b)
The Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guarantees and also waives notice of protest for nonpayment. The Guarantor waives notice of any default under the Securities or the Guarantees. The Guarantees hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Securities or this Guarantee; (ii) any extension or renewal of any obligation of the Company under the Indenture, the Securities or this Guarantee; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Securities or this Guarantee; or (iv) any change in the ownership of the Guarantor.

(c)	The Guarantor agrees that its Guarantees hereunder constitute a guarantee of payment, performance and compliance when due (and not a guarantee of collection).

(d)
The Guarantor agrees that its obligations hereunder shall be as principal and not merely as surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or failure to enforce the provisions of any Security or the Indenture, or any waiver, modification, consent or indulgence granted to the Company with respect thereto (unless the same shall also be provided the Guarantor), by the Holder of any Security or the Trustee, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall, without the consent of the Guarantor, increase the principal amount of a Security or the interest rate thereon or increase any premium payable upon redemption thereof. The Guarantees shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantees or otherwise. Without limiting the generality of the foregoing, the Guarantor agrees that the Guarantees shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under the Indenture, the Securities or this Guarantee, by any waiver of any such claims, demands or remedies, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may in any manner or to any extent vary the risk of the Guarantor or would otherwise operate as a discharge of the Guarantor as a matter of law or equity.

(e)
The Guarantor agrees that the Guarantees shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium on, if any, or interest on any Security is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company.

(f)
In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Company to pay the principal of, premium on, if any, or interest on any Security when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other obligation under the Securities, the Guarantor promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid amount of such obligations under such Securities, including accrued and unpaid interest on such obligations under such Securities (but only to the extent not prohibited by law), and (ii) all other monetary obligations with respect to such Securities and under the Indenture of the Company to the Holders and the Trustee.

(g)
The Guarantor will be subrogated to all rights of the Holders against the Company in respect of any amount paid by the Guarantor pursuant to the provisions of the Guarantees; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based on, such right of subrogation until the principal of, premium on, if any, and interest on such Securities shall have been paid in full. The Guarantor agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations with respect to the Securities hereby may be accelerated as provided herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations with respect to such Securities, and (y) in the event of any declaration of acceleration of such obligations as provided herein, the Guarantees (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes set forth herein.

2.
Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits by providing the Guarantee and that the guarantees and waivers made by it pursuant to its Guarantees are knowingly made in contemplation of such benefits.

3.
Release of Guarantees. Provided that no notice that an Event of Default has occurred and is continuing has been delivered to the Holders, the Guarantees shall be automatically and unconditionally released and discharged, and no further action by the Guarantor, the Company or the Trustee is required for the release of the Guarantees, upon the Company delivering to the Trustee an Officers’ Certificate stating that the Guarantees are released in full.

4.
Limitation on Guarantor Liability. Notwithstanding anything contained herein to the contrary, the obligations of the Guarantor hereunder shall be limited to the maximum amount as will result in such obligations not constituting a fraudulent transfer or conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law to the extent applicable to these provisions and such obligations of the Guarantor hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the party hereto has caused this Guarantee to be duly executed as of the 30th of November, 2018.

KEMPER CORPORATION, as Guarantor
By:	/s/ James J. McKinney
Name:	James J. McKinney
Title:	Senior Vice President and Chief Financial Officer

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